Exhibit 21.1

SUBSIDIARIES OF THE FOLGERS COFFEE COMPANY

Name	Jurisdiction of Incorporation or Organization
The Folgers Coffee Distributing Company	Delaware
Folgers Café Serviços de Pesquisa Ltda	Brazil